Exhibit 10.1

UNIT PURCHASE AGREEMENT
BY AND AMONG

CAMP NINE, INC.

AND

THE PURCHASERS PARTY HERETO

June 10, 2014

SCHEDULES AND EXHIBITS
TO
UNIT PURCHASE AGREEMENT
DISCLOSURE SCHEDULES

Schedule 3.1	Foreign Jurisdictions
Schedule 3.2	Subsidiaries
Schedule 3.5	Filings, Consents and Approvals
Schedule 3.7	Capitalization
Schedule 3.9	Absence of Changes
Schedule 3.10.1	Material Contracts
Schedule 3.10.4	Required Consents
Schedule 3.10.6	Acquisition Transactions
Schedule 3.11	Absense of Changes
Schedule 3.12	Title to properties and Assets; Liens
Schedule 3.13.1	Owned Intellectual Property and Licensed Intellectual Property
Schedule 3.13.3	Outstanding Options or Rights to Acquire Intellectual Property
Schedule 3.13.4	Alleged Violations of Intellectual Property Rights
Schedule 3.13.10	Infringement of Intellectual Property Rights
Schedule 3.14	Compliance
Schedule 3.15	Litigation
Schedule 3.16	Tax Returns and Payments
Schedule 3.17.1	Employees
Schedule 3.17.2	Employee Claims
Schedule 3.18.1	Employee Benefit Plans
Schedule 3.18.2	Compliance with ERISA and the Code
Schedule 3.20	Leased Real Property
Schedule 3.21.1	Material Collaborators
Schedule 3.21.2	Material Suppliers
Schedule 3.23.2	Clinical Studies, Tests and Trials
Schedule 3.23.3	FDA, Government and Other Regulatory Correspondence
Schedule 3.23.10	FDA, Government and Other Regulatory Action Notice
Schedule 3.29	Insurance

EXHIBITS

Exhibit A	Schedule of Purchasers
Exhibit B-1	Form of A Warrant
Exhibit B-2	Form of B Warrant
Exhibit C	Form of Legal Opinion
Exhibit D	Form of 2014 Investor Rights Agreement

CAMP NINE, INC.

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”) is entered into on June 10, 2014 by and among Camp Nine, Inc., a Nevada corporation  (the “Company”) and the purchasers identified on Exhibit A on the date hereof (which purchasers are hereinafter collectively referred to as the “Purchasers” and each individually as, a “Purchaser”).

BACKGROUND

A.           Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Section 9.

B.           The Company has authorized a total of 100,000,000 shares, consisting of: (1) 90,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”),  and (2) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 3,500,000 shares are designated as Class A Convertible Preferred Stock (the “Series A Preferred Stock”).

C.           Each Purchaser desires to purchase units (“Units”) of securities of the Company on the terms and conditions set forth herein.

D.           The Company desires to issue and sell the Units to each Purchaser in one or more closings (each a “Closing” and collectively the “Closings”) as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.           AGREEMENT TO SELL AND PURCHASE.

1.1.           Authorization of Shares and Warrants.  The board of directors of the Company has authorized the sale of up to 100 Units, with each Unit consisting of 66,666 shares of Common Stock and warrants (the “Warrants”) consisting of (a) an A Warrant to purchase 66,666 shares of Common Stock at an exercise price of $1.50 per share for a period of 120 days following the Final Closing, and (b) a B Warrant to purchase 33,333 shares of Common Stock at an exercise price of $2.25 per share for a period of 5 years following the Final Closing, (the “Warrant Shares” and together with the Units, the shares of Common Stock, the Warrants and the Warrant Shares, collectively the “Securities”).

1.2.           Initial Sale and Purchase of Units.  Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at the Initial Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Units set forth opposite such Purchaser’s name on Exhibit A under the “Initial Units”  column, at a purchase price of $100,000 per Unit (subject to appropriate and proportionate adjustment for stock dividends payable in shares of, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Common Stock, the “Per Unit Purchase Price”).  The minimum purchase price by each Purchaser is one Unit, unless the Company and the Placement Agent agree, in their mutual discretion, to allow a Purchaser to purchase a partial Unit.

1.3.           Subsequent Sales and Purchases of Units.  Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at each subsequent Closing, the Company shall issue and sell to each Purchaser who is identified as a “Subsequent Closing Purchaser” on Exhibit A (each, a “Subsequent Closing Purchaser”), and each Subsequent Closing Purchaser shall purchase from the Company, the number Units set forth opposite such Purchaser’s name on Exhibit A at the Per Unit Purchase Price.

1.4.           Issuance of Warrants.  The Warrants shall be in form and substance substantially the same as the form of A Warrant in Exhibit B-1 and the form of B Warrant in Exhibit B-2.

2.           CLOSINGS, DELIVERY AND PAYMENT.

2.1.           Initial Closing.  Subject to the conditions set forth in Section 5, the initial closing of the sale and purchase of the Units (the “Initial Closing”), shall take place electronically on such date and at such time as is agreed between the Company and the Placement Agent, in no event later than July 31, 2014, which date may be extended by the Company and the Placement Agent in their mutual discretion, to a date no later than September 1, 2014 without further notice to investors (the “Initial Closing Date”).  The Units sold at the Initial Closing are sometimes referred to herein as “Initial Units.”

2.2.           Subsequent Closings.  Subject to the conditions set forth in Section 5, each Subsequent Closing shall take place electronically on such date, up to and including July 31, 2014 (subject to the right of the Company and the Placement to extend the offering, in their mutal discretion, to a date no later than September 1, 2014), as the Company and the Placement Agent may designate (each a “Subsequent Closing Date”).  Subject to the foregoing, at Subsequent Closings, the Company may sell in the aggregate up to the authorized number of Units less the number of Units sold in all prior Closings up to a maximum of 100 Units.  The Units sold at the Subsequent Closings are sometimes referred to herein as “Subsequent Units.”

2.3.           Delivery; Payment.  At each Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the number of shares of Common Stock and corresponding Warrants to be purchased at such Closing by the Purchasers or the Subsequent Closing Purchasers, as the case may be, against payment of the full amount of the Purchase Price therefor in cash by wire transfer of immediately available funds.  Unless otherwise requested by any Purchaser, each Purchaser will receive at such Closing, one (1) certificate registered in its name representing the shares of Common Stock included in the Units purchased by such Purchaser and one (1) A Warrant and one (1) B Warrant for each Unit purchased by such Purchaser or Subsequent Closing Purchaser, as the case may be, at such Closing.  The Company and the Placement Agent, in their mutual discretion, may allow a Purchaser to purchase a partial Unit, in which case the Purchaser shall receive a certificate representing the appropriate number of shares of Common Stock included in such partial Unit and a partial A Warrant and partial B Warrant for the appropriate number of corresponding Warrant Shares.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Purchasers that the statements made in this Section 3, except as qualified in the disclosure schedules referenced herein and attached hereto (the “Schedules”), are true and correct on the date hereof and shall be true and correct as of each Subsequent Closing Date, except as qualified by any updated Schedules delivered at the Subsequent Closing in accordance with Section 5.1.1 hereof, all of which qualifications in the Schedules attached hereto and updated Schedules delivered at the Subsequent Closing shall be deemed to be representations and warranties as if made hereunder.  The Schedules shall be arranged to correspond to the numbered paragraphs contained in this Section 3, and the disclosure in any paragraph of the Schedules shall qualify other subsections in Section 3 only to the extent that it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other subsections.  For purposes of this Section 3, “knowledge” shall mean the personal knowledge of any of the Company’s officers or directors or what they would have known upon having made reasonable inquiry.

3.1.           Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the corporate and general laws of the State of Nevada.  Each of the other Relmada Entities is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each Relmada Entity has all requisite corporate power and authority to own and operate its properties and assets.  Neither the Company nor any Relmada Entity is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Relmada Entities is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction set forth on Schedule 3.1, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Relmada Entities, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.2.           Subsidiaries.  Schedule 3.2 contains a true and complete list of each of the Relmada Entities and their respective jurisdictions of organization.  Except as set forth on Schedule 3.2, no Relmada Entity owns or controls any ownership interest or profits interest in any other corporation, limited liability company, limited partnership or other entity.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Relmada Entity free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Relmada Entity are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Except as set forth on Schedule 3.2, no Relmada Entity is a participant in any joint venture, partnership or similar arrangement.

3.3.           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals.  This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.4.           No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Relmada Entities’ certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Relmada Entities, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Relmada Entities debt or otherwise) or other understanding to which the Company or any Relmada Entities is a party or by which any property or asset of the Company or any Relmada Entities is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Relmada Entities is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Relmada Entities is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

3.5.           Filings, Consents and Approvals.  Except as set forth on Schedule 3.5, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filing of the Registration Statement in accordance with the 2014 Investor Rights Agreement, a copy of which is attached hereto as Exhibit D and (ii) the filing of Form D with the Securities and Exchange Commission (the “Commission”) and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

3.6.           Issuance of the Securities.  The Units, the shares of Common Stock and the Warrants are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Warrant Shares  on the date hereof.

3.7.           Capitalization.  The capitalization of the Company is as set forth on Schedule 3.7, which Schedule 3.7 shall also include the number of shares of Common Stock and Preferred Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities, and except as set forth on Schedule 3.7, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or common stock equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

3.8.           Shell Company Status; SEC Filings; Financial Statements.  The Company was an issuer subject to Rule 144(i) under the Securities Act prior to May 20, 2014. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials and any amendments filed through the date hereof, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  To our knowledge, for SEC Reports filed prior to May 20, 2014, the date on which the transactions contemplated by the share exchange agreement between the Company and Relmada Therapeutics, Inc. were consummated (the “Reverse Merger”), and as of their respective dates, for SEC Reports filed after May 20, 2014, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein.  To our knowledge, any SEC Report filed on or prior to May 20, 2014and as of the date hereof, for SEC Reports filed after May 20, 2014, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. The audited financial statements and related footnotes of the Company for the twelve months ended December 31, 2013 and 2012 are included in the Memorandum as Appendix A1 and unaudited financial statements and related footnotes of the Company for the three months ended March 31, 2014 and 2013 are included in the Memorandum as Appendix A2 (the “Financial Statements”).  The financial statements of the Company included in the Memorandum have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and the Relmada Entities as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial, year-end audit adjustments. For purposes of this Section 3.1, December 31, 2013 is referred to as the “Balance Sheet Date”.

3.9.           Absence of Liabilities.  Material Changes; Undisclosed Events, Liabilities or Developments.  Since the Balance Sheet Date: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.9, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made.

3.10.         Agreements; Action.

3.10.1.     Disclosure.  Schedule 3.10.1 sets forth a complete and accurate list of all the following Contracts to which the Company and any Relmada Entity or any of their respective properties or assets are a party or otherwise bound (each a “Material Contract”):

(a)           Contracts not made in the ordinary course of business;

(b)           each Contract pursuant to which (x) any Relmada Entity is granted rights to, or ownership in, any Intellectual Property by any other Person (excluding “shrink wrap” licenses for generally available, commercial, off-the-shelf Software that has not been modified), (y) any Relmada Entity purchases radioactive isotopes, components, raw materials, equipment, instruments, and other supplies and machinery that are material to the Relmada Entities’ businesses, or supplies any other Person with any radioactive isotopes, components, raw materials, equipment, instruments, and other supplies and machinery, or (z) any Relmada Entity grants another person rights to, or ownership in, any Intellectual Property;

(c)           Contracts relating to any feasibility, preclinical, clinical or other study, test or trial conducted by or on behalf of, or sponsored by, any Relmada Entity or in which any Relmada Entity or any of its drug compounds or pharmaceutical products  (collectively, the “Products”) is participating;

(d)           Contracts relating to the manufacture or production of any of the Products;

(e)           Contracts among one or more stockholders of any Relmada Entity which by their respective terms require performance after the date hereof;

(f)           Contracts or commitments involving future expenditures, actual or potential, in excess of $50,000 after the date hereof;

(g)          Contracts or commitments for the performance of services for any Relmada Entity by a third party which has a term of one (1) year or more;

(h)          Contracts or commitments to perform services which obligates any Relmada Entity to perform services which has a term of one (1) year or more;

(i)           Contracts or commitments relating to commission arrangements with any other Person;

(j)           Contracts (A) to employ, engage or terminate officers or other personnel and other Contracts with present or former officers, directors and other personnel of any Relmada Entity which by their respective terms require performance after the date hereof, or (B) that will result in the payment by any Relmada Entity of, or the creation of any Liability on the part of any Relmada Entity to pay, any severance, termination, “golden parachute,” or other similar payments to any present or former officers, directors or other personnel following termination of employment or engagement or otherwise;

(k)           indemnification agreements;

(l)           any lease under which any Relmada Entity is either lessor or lessee of personal property requiring annual lease payments (including rent and any other charges) in excess of $50,000, and any lease under which any Relmada Entity is either lessor or lessee of any real property, including any Real Property Lease;

(m)           promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether any Relmada Entity shall be the borrower, lender or guarantor thereunder (excluding credit provided by any Relmada Entity in the ordinary course of business to purchasers of its products or services and obligations to pay vendors in the ordinary course of business and consistent with past practice);

(n)           Contracts containing covenants limiting the freedom of any Relmada Entity to engage in any activity anywhere in the world;

(o)           Contracts between any Relmada Entity and any United States federal, state or local government or any foreign government, or any Governmental or Regulatory Authority, or any agency or department thereof, or with any educational institution or part thereof;

(p)           any Contract or commitment for any charitable or political contribution by any Relmada Entity;

(q)           any power of attorney granted by any Relmada Entity in favor of any Person;

(r)           Contracts pertaining to any joint ventures, partnerships or similar arrangements;

(s)           any Contract or other arrangement with an Affiliate; and

(t)           any Contract not otherwise required to be listed pursuant to Subsections (a) – (s) above and with respect to which the consequences of a default, non-renewal or termination could reasonably be expected to have a Material Adverse Effect in the absence of a replacement Contract or arrangement therefor.

3.10.2.     The Company has provided or made available true and complete copies of all of the Material Contracts to the Purchasers.  Each of the Material Contracts is (a) in full force and effect, (b) a valid and binding obligation of, and is enforceable in accordance with its terms against the applicable Relmada Entity that is party thereto and, to the knowledge of the Company, each of the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other law affecting the enforcement of creditors’ rights generally or by general equitable principles, (c) except for those Material Contracts disclosed pursuant to Section 3.10.1(a) and identified as such, was made in the ordinary course of business, and (d) contains no provision or covenant prohibiting or limiting the ability of any Relmada Entity to operate its business in the manner in which it is currently operated.

3.10.3.     To the best of the Company’s knowledge, each Relmada Entity has in all material respects performed the obligations required to be performed by it to date under each Material Contract to which it is a party and is not in default or breach thereof, and no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.  No Relmada Entity or any other party to any Material Contract has provided any notice to the other party or to any Relmada Entity, as applicable, of its intent to terminate, withdraw its participation in, or not renew any such Material Contract.  No Relmada Entity has, and to the knowledge of the Company, no other party to any Material Contract has, threatened to terminate, withdraw from participation in, or not renew any such Material Contract.  To the knowledge of the Company, no other party to any Material Contract is in breach or default under any provision thereof, and no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

3.10.4.     Except as set forth on Schedule 3.10.4, no Consent of any party to any Material Contract is required in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

3.10.5.     The execution, delivery and performance of this Agreement and the other Transaction Documents do not and will not   (a) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (b) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Material Contract or (c) result in the creation or imposition of any Liability or any Encumbrances upon the Relmada Intellectual Property or any Relmada Entity‘s assets under the terms of any such Material Contract.

3.10.6.     Except as set forth on Schedule 3.10.6, no Relmada Entity or any representative thereof has engaged in the past twelve (12) months in any discussions regarding, and is not a party to or otherwise bound by any Contract in respect of, (a) any purchase, lease, license or other acquisition of any other Person, whether by equity purchase, merger, consolidation, reorganization or otherwise, or all or substantially all of the assets of any other Person, or the entering into by any Relmada Entity of any share exchange with any other Person, (b) Acquisition Transaction (as such term is defined in the Company’s Certificate of Incorporation, as amended (the “Certificate”) with respect to any of the Relmada Entities, or (c) Liquidation (as such term is defined in the Certificate) with respect to any of the Relmada Entities.

3.11.        Changes.  Except as set forth on Schedule 3.11, since the Statement Date, there has not been:

3.11.1.     any effect, event, condition or circumstance (including, without limitation, the initiation of any litigation or other legal, regulatory or investigative proceeding) against the Company that individually or in the aggregate, with or without the passage of time, the giving of notice, or both, has had or could reasonably be expected to have a Material Adverse Effect;

3.11.2.     any resignation or termination of any director, officer, employee or consultant of any Relmada Entity, and no Relmada Entity has received notification of any impending resignation from any such Person;

3.11.3.     any material change in the contingent obligations of any Relmada Entity by way of guaranty, endorsement, indemnity, warranty or otherwise;

3.11.4.     any material damage, destruction or loss adversely affecting the assets, properties, business, financial condition or prospects of any Relmada Entity, whether or not covered by insurance;

3.11.5.     any waiver by any Relmada Entity of a valuable right or of any debt;

3.11.6.     any change in any compensation arrangement or agreement with any employee, consultant, officer, director or stockholder of any Relmada Entity that would increase the cost of any such agreement or arrangement to any Relmada Entity by more than $10,000 in each instance;

3.11.7.     any labor organization activity of the employees of any Relmada Entity;

3.11.8.     any declaration or payment of any dividend or other distribution of the assets of any Relmada Entity;

3.11.9.     any change in the accounting methods or practices followed by any Relmada Entity;

3.11.10.   any development, event, change, condition or circumstance that constitutes, whether with or without the passage of time or the giving of notice or both, a default under any Relmada Entity’s outstanding debt obligations; or

3.11.11.   any Contract or commitment made by any Relmada Entity to do any of the foregoing.

3.12.        Title to Properties and Assets; Liens, etc.  Except as set forth on Schedule 3.12, the Company and each Relmada Entity has good and marketable title to the properties and assets it owns, and the Company and each Relmada Entity has a valid license in all properties and assets licensed by it, including the properties and assets reflected as owned in the most recent balance sheet included in the Financial Statements, and has a valid leasehold interest in its leasehold estates, in each case subject to no Encumbrance, other than those resulting from Taxes which have not yet become delinquent or those of the lessors of leased property or assets.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by each of the Relmada Entities are in good operating condition and repair, ordinary wear and tear excepted and are fit and usable for the purposes for which they are being used.  Each Relmada Entity is in compliance with all terms of each lease to which it is a party or is otherwise bound.

3.13.        Intellectual Property.

3.13.1.     All registrations and applications for registration of all Owned Intellectual Property and all Licensed Intellectual Property (collectively, the “Relmada Intellectual Property”) and applications in process for the Owned Intellectual Property and the Licensed Intellectual Property are identified, by the Company and each Relmada Entity, on Schedule 3.13.1, identifying with respect to each such item of Relmada Intellectual Property, (a) the owner(s) thereof, (b) the jurisdiction(s) of registration, (c) the applicable registration or serial number, if any, (d) the date of expiration, if any, and (e) in the case of Licensed Intellectual Property, whether the applicable Company and/or Relmada Entity’s rights with respect thereto are exclusive.  Except as set forth on Schedule 3.13.1 and identified as such, neither the Company nor any Relmada Entity has licensed any Intellectual Property to or from any Person.  All of the registrations and applications for registration of the Relmada Intellectual Property are valid, subsisting and in full force and effect, and all actions and payments necessary for the maintenance and continuation of such Relmada Intellectual Property have been taken or paid on a timely basis.  Each Relmada Entity owns or possesses sufficient legal rights to use all of the Relmada Intellectual Property and the exclusive right to use all Owned Intellectual Property and all Licensed Intellectual Property which is identified in Schedule 3.13.1 as being exclusively licensed to any Relmada Entity.

3.13.2.     To the knowledge of the Company, the business as currently conducted and as proposed to be conducted by the Relmada Entities has not and will not constitute any infringement of the Intellectual Property rights of any other Person.  To the knowledge of the Company, the development of Product candidates and the use, manufacture or sale of the Relmada Entities’ Products based on the Relmada Intellectual Property does not, and will not, infringe the Intellectual Property rights of any third Person.  To the knowledge of the Company, no employee or agents of the Relmada Entities has misappropriated the Intellectual Property rights of any Person.

3.13.3.     Except as set forth on Schedule 3.13.3, there are no outstanding options or other rights to acquire any Relmada Intellectual Property.  To the knowledge of the Company, each licensor of the Licensed Intellectual Property is the sole and exclusive owner of such Licensed Intellectual Property and has the sole and exclusive right and authority to grant licenses to such Licensed Intellectual Property.

3.13.4.     Except as set forth on Schedule 3.13.4, no Relmada Entity has received any communications alleging or suggesting that it has violated or, by conducting its business as currently conducted or proposed to be conducted, would infringe or misappropriate any of the Intellectual Property rights of any other Person.

3.13.5.     It is not necessary to the business of any Relmada Entity, as currently conducted or as proposed to be conducted, to utilize any inventions, trade secrets or proprietary information of any of its employees, agents, developers, consultants or contractors made prior to their employment by or service to such Relmada Entity, except for inventions, trade secrets or proprietary information that have been assigned or licensed to any Relmada Entity.

3.13.6.     Since the date of the Company’s incorporation, there has not been any sale, assignment or transfer of any Relmada Intellectual Property or other intangible assets of any Relmada Entity.

3.13.7.     No Relmada Intellectual Property is subject to any interference, reissue, reexamination, opposition or cancellation proceeding or any other Legal Proceeding or subject to or otherwise bound by any outstanding Order or Contract (other than in the case of any Licensed Intellectual Property, the Contract pursuant to which the Company licenses the rights to such Licensed Intellectual Property) that restricts in any manner the use, transfer or licensing thereof by any Relmada Entity or may affect the validity, use or enforceability of such Relmada Intellectual Property.  No Relmada Entity has any knowledge of any fact or circumstance that would render any portion of the Relmada Intellectual Property invalid or unenforceable.

3.13.8.     Each current and former officer, employee, agent, developer, consultant and contractor who (a) has had or has access to any Relmada Intellectual Property has executed a confidentiality and nondisclosure agreement that protects the confidentiality of the trade secrets of the Relmada Intellectual Property; and (b) contributed to or participated in the creation and/or development of the Relmada Intellectual Property either: (i) is a party to a “work made for hire” agreement under which one or more Relmada Entities is deemed to be the original owner/author of all right, title and interest in the Intellectual Property created or developed by such Person; or (ii) has executed an assignment or an agreement to assign in favor of one or more Relmada Entities of all such Person’s right, title and interest in the Intellectual Property.

3.13.9.     The execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense, agreement or permission: (a) relating to or affecting any Relmada Intellectual Property; or (b) pursuant to which any Relmada Entity is granted a license or otherwise authorized to use any third party Intellectual Property.

3.13.10.   Except as set forth on Schedule 3.13.10, to the knowledge of the Company, no Person is infringing, violating, misappropriating or making unauthorized use of any of the Relmada Intellectual Property.  The Relmada Entities have enforced and taken such commercially reasonable steps as are necessary to protect and preserve all rights in the Relmada Intellectual Property against the infringement, violation, misappropriation and unauthorized use thereof by any Person.  Each Relmada Entity has the right to: (a) bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of any Relmada Intellectual Property owned or licensed by such Relmada Entity, injury to goodwill associated with the use of any such Relmada Intellectual Property, unfair competition or trade practices violations of and other violation of such Relmada Intellectual Property; and (b) with respect to the Relmada Intellectual Property owned exclusively by any one or more Relmada Entities, receive all proceeds from the foregoing set forth in subsection (a) hereof, including, without limitation, licenses, royalties income, payments, claims, damages and proceeds of suit.

3.14.        Compliance with Other Instruments.  Except as set forth on Schedule 3.14, no Relmada Entity is (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

3.15.        Litigation.  Except as set forth on Schedule 3.15, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Relmada Entity or any investigation of the Company or any Relmada Entity, nor is the Company aware of any fact that would make any of the foregoing reasonably likely to arise.  No Relmada Entity is a party or subject to the provisions of any Order.  Except as set forth on Schedule 3.15, there is no Legal Proceeding by the Company or any Relmada Entity currently pending or that the Company or any Relmada Entity intends to initiate.  Neither the Company nor Relmada Entity, nor any director or officer thereof, is or has been the subject of any Order involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.

3.16.        Tax Returns and Payments.

3.16.1.     Except as set forth on Schedule 3.16, the Company and each Relmada Entity has timely filed all Tax Returns required to be filed by it, and each Relmada Entity has timely paid all Taxes owed (whether or not shown on any Tax Return).  All such Tax Returns were complete and correct, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of such Relmada Entity and any other information required to be shown thereon.  The Company and each Relmada Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor, shareholder, member or other third party.  The Company and each Relmada Entity has established adequate reserves for all Taxes accrued but not yet payable.  The Company nor any Relmada Entity has been audited by nor have issues been raised or adjustments made or proposed by any tax authority in connection with any such Taxes or Tax Returns.  No deficiency assessment with respect to or proposed adjustment of any Company and/or Relmada Entity’s Taxes is pending or, to the knowledge of the Company, threatened.  There is no tax lien (other than for current Taxes not yet due and payable), imposed by any taxing authority, outstanding against the assets, properties or the business of any Relmada Entity.

3.16.2.     the Company nor any Relmada Entity has agreed to make any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise, and no Relmada Entity will be required to make any such adjustment as a result of the transactions contemplated by this Agreement. Neither the Company nor any Relmada Entity has been or is a party to any tax sharing or similar agreement.  No Relmada Entity is or has ever been, a party to any joint venture, partnership, limited liability company, or other arrangement or Contract which could be treated as a partnership for federal income tax purposes.  No Relmada Entity is or has ever been, a “United States real property holding corporation” as that term is defined in Section 897 of the Code.

3.17.        Employees.

3.17.1.     All of the employees of the Company and each Relmada Entity (the “Employees”) are identified, by the Company and/or Relmada Entity, on Schedule 3.17.1.  Except as set forth on Schedule 3.17.1, (a) neither the Company nor any Relmada Entity has, or has ever had any, collective bargaining agreements with any of its employees; (b) there is no labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company or any Relmada Entity; (c) no Employee has or is subject to any agreement or Contract to which the Company or any Relmada Entity is a party (including, without limitation, licenses, covenants or commitments of any nature) regarding his or her employment or engagement; (d) to the best of the Company’s knowledge, no Employee is subject to Order, that would interfere with his or her duties to the Company or any Relmada Entities or that would conflict with the Company or any Relmada Entities’ businesses as currently conducted and as proposed to be conducted; (e) no Employee is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such Person to be employed by, or to contract with, the Company or any Relmada Entity; (f) to the best of the Company’s knowledge, the continued employment by the Company or any Relmada Entity of its present Employees, and the performance of their respective duties to such Relmada Entity, will not result in any violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or any Relmada Entity, and neither the Company nor any Relmada Entity has received any written notice alleging that such violation has occurred; (g) no Employee or consultant has been granted the right to continued employment by or service to the Company or any Relmada Entity or to any compensation following termination of employment with or service to the Company or any Relmada Entity; and (h) neither the Company nor any Relmada Entity has any present intention to terminate the employment or engagement or service of any officer or any significant Employee or consultant.

3.17.2.     Except as set forth on Schedule 3.17.2, there are no outstanding or, to the knowledge of the Company, threatened claims against the Company or any Relmada Entity or any Affiliate (whether under federal or state law, under any employment agreement, or otherwise) asserted by any present or former Employee or consultant of the Company or any Relmada Entity.  Neither the Company nor any Relmada Entity is in violation of any law or Requirement of Law concerning immigration or the employment of persons other than U.S. citizens.

3.18.        Pension and Other Employee Benefit Plans.

3.18.1.     There are set forth or identified in Schedule 3.18.1 all of the plans, funds, policies, programs and arrangements sponsored or maintained by the Company or any Relmada Entity on behalf of any Employee or former employee of the Company or any Relmada Entity (or any dependent or beneficiary of any such Employee or former employee) with respect to (a) deferred compensation or retirement benefits; (b) severance or separation from service benefits (other than those required by law); (c) incentive, performance, stock, share appreciation or bonus awards; (d) health care benefits; (e) disability income or wage continuation benefits; (f) supplemental unemployment benefits; (g) life insurance, death or survivor’s benefits; (h) accrued sick pay or vacation pay; or (i) any other material benefit offered under any arrangement constituting an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not excepted by Section 4 of ERISA (the foregoing being collectively called “Employee Benefit Plans”).  Schedule 3.18.1 sets forth all such Employee Benefit Plans subject to the provisions of Section 412 of the Code as well as any “multi-employer plans” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.  Except as set forth on Schedule 3.18.1, the transactions contemplated by this Agreement will not result in any payment or series of payments by the Purchasers the Company or any Relmada Entity of an “excess parachute payment” within the meaning of Section 280G of the Code or any other severance, bonus or other payment on account of such transactions.  Except as set forth on Schedule 3.18.1, none of the Employee Benefit Plans is under investigation or audit by either the United States Department of Labor, the Internal Revenue Service or any other Governmental or Regulatory Authority.

3.18.2.     Except as set forth on Schedule 3.18.2, (a) each Relmada Entity has complied with its obligations under all applicable Requirements of Law including, without limitation, of ERISA and the Code with respect to such Employee Benefit Plans and all other arrangements that provide compensation or benefits to any Employee and the terms thereof, whether or not such person is directly employed by any Relmada Entity and (b) there are no pending or, to the knowledge of the Company, threatened actions or claims for benefits by any Employee, other than routine claims for benefits in the ordinary course of business.  No Employee Benefit Plan provides any benefits to any former employees.

3.18.3.     All Employee Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to meet such requirements and have at all times operated in compliance with such requirements.

3.18.4.     All employment Taxes, premiums for employee benefits provided through insurance, contributions to Employee Benefit Plans, and all other compensation and benefits to which Employees are entitled, have been timely paid or provided as applicable, and there is no liability for any such payments, contributions or premiums.

3.19.        Registration Rights.  Except as required pursuant to the Investor Rights Agreement entered into on May 12, 2014 and May __, 2014, neither the Company nor any Relmada Entity is under any obligation, or has granted any rights that have not been terminated, to register any of such Relmada Entity’s currently outstanding securities or any of its securities that may hereafter be issued.

3.20.        Real Property.  Neither the Company nor any Relmada Entity has any interest in any real estate, except that the Relmada Entities lease the properties described on Schedule 3.20 (the “Leased Real Property”).  The Leased Real Property is adequate for the operations of the Company’s and each of the Relmada Entities’ businesses as currently conducted and as contemplated to be conducted.  True and complete copies of the lease agreements (the “Real Property Leases”) pertaining to the Leased Real Property have been delivered to the Purchasers.  Except as set forth in Schedule 3.17, the Company and each Relmada Entity has paid all amounts due from it, and is not in default under any of the Real Property Leases and there exists no condition or event, which, with the passage of time, giving of notice or both, would reasonably be expected to give rise to a default under or breach of the Real Property Leases.

3.21.        Relationships with Collaborators and Suppliers.

3.21.1.     Collaborators.  Set forth on Schedule 3.21.1 is a list, by the Company and/or Relmada Entity, of the material collaborators, research partners and other material service providers of the Relmada Entities.  For the purposes of this Section “material collaborators” means scientific research collaborators who work with any Relmada Entity and whose work is expected to impact the development of the Relmada Intellectual Property and/or the Products, and includes, without limitation, any Person to whom any Relmada Entity has licensed any of the Relmada Intellectual Property (collectively, the “Collaborators”).  To the best of the Company’s knowledge, the Relmada Entities maintain good working relationships with all of the Collaborators.  The Company has delivered or made available to the Purchasers a list of each Relmada Entity’s Contracts with the Collaborators as set forth on Schedule 3.21.1.  Except as set forth on Schedule 3.21.1, none of such Collaborators has terminated or indicated an intention or plan or, to the knowledge of the Company, threatened to terminate its Contract with the applicable Relmada Entity, or to materially reduce the purchases of products or services from such Relmada Entity historically made by such Collaborator.

3.21.2.     Suppliers.  Set forth on Schedule 3.21.2 is a list of the material suppliers of the Relmada Entities.  For the purposes of this Section, “material suppliers” means suppliers who provide an essential and material element necessary for the research and development of the Relmada Intellectual Property or required for the Products (collectively, the “Suppliers”).  Except as set forth on Schedule 3.21.2, none of such Suppliers has terminated or indicated an intention or plan or, to the knowledge of the Company, threatened to terminate its Contract with any Relmada Entity, or to materially reduce the supply of products or services to any Relmada Entity historically provided by such Supplier.

3.22.        Intentionally omitted.

3.23.        Permits; Regulatory.

3.23.1.     No Regulatory Approval or Consents of, or any designation, declaration or filing with, any Governmental or Regulatory Authority or any other Person is required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents (including, without limitation, the issuance of the Units), except such Regulatory Approvals, Consents, designations, declarations or filings that have been duly and validly obtained or filed, or with respect to any filings that must be made after the Initial Closing or the Subsequent Closing as will be filed in a timely manner.  The Company and each Relmada Entity has all franchises, Permits, licenses and any similar authority necessary for the conduct of its business as now being conducted, including, without limitation, the Food and Drug Administration (“FDA”) of the U.S. Department of Health and Human Services.

3.23.2.     Schedule 3.23.2 lists each feasibility, preclinical, clinical and other study, test and trial being conducted by or on behalf of or sponsored by any Relmada Entity or in which any Relmada Entity or any of its Products is participating.  The feasibility, preclinical, clinical and other studies, tests and trials conducted by or on behalf of or sponsored by any Relmada Entity or in which any Relmada Entity or any of the Relmada Entities’ Products have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures, the protocols established and approved therefor and all applicable Requirements of Law. The Company has no knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results of the above referenced studies and tests.

3.23.3.     Except as set forth on Schedule 3.23.3, neither the Company nor any Relmada Entity and, to the knowledge of the Company, no other Person has received any notice or other correspondence or communication from the FDA or any other Governmental or Regulatory Authority or other Person requiring the termination, suspension or modification of any of the above referenced feasibility, preclinical or clinical studies, tests or trials or alleging a violation of any applicable Requirements of Law in connection therewith, or any Products.

3.23.4.     The Relmada Entities have filed or caused to be filed and, to the knowledge of the Company, each other Person which has conducted or is conducting any feasibility, preclinical, clinical or other study, test or trial for or on behalf of the any Relmada Entity or any such study, test or trial that is being sponsored by any Relmada Entity has filed all required notices and other reports, including adverse experience reports.

3.23.5.     The Relmada Entities, or their designated agents (for and on behalf of the Relmada Entities), own or have the exclusive right to use all material regulatory documents.  For the purposes of this Section, “material regulatory documents” means all study, test and trial data and information and all correspondence and reports made to Governmental or Regulatory Authorities relating to or in connection with the Products or any feasibility, preclinical, clinical or other study, test or trial with respect thereto, which data, information, correspondence and reports are necessary or required to obtain approval from such Governmental or Regulatory Authority to conduct any feasibility, preclinical, clinical or other study, test or trial with respect to, or to manufacture, market or sell, any of the Products.

3.23.6.     No Relmada Entity or, to the knowledge of the Company, any other Person has received any notice or other correspondence or communication that any Governmental or Regulatory Authority (including, without limitation, the FDA) has commenced or, to the knowledge of the Company, threatened to initiate any action to withdraw or to hinder approval for a Product or to limit the ability of any Relmada Entity or any other Person to manufacture (or to have manufactured for it by a third party) any Product or to request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of such Product at any facility.

3.23.7.     To the best of the Company’s knowledge, all manufacturing and production operations conducted by the Relmada Entities (or by third parties on behalf of the Relmada Entities including, without limitation, any manufacturing or production being done by any third party in connection with any feasibility, preclinical, clinical or other study, test or trial for or on behalf of any Relmada Entity or any such study, test or trial that is being sponsored by any Relmada Entity or in which any Relmada Entity or any of the Relmada Entities’ Products is participating), if any, relating to the manufacture or production of the Products are being conducted in compliance with all applicable Requirements of Law including to the extent mandated by relevant regulatory agencies, without limitation, current Good Manufacturing Practices or similar foreign requirements.

3.23.8.     No Relmada Entity or, to the knowledge of the Company, any other Person has received (a) any reports of inspection observations, (b) any establishment inspection reports or (c) any warning letters or any other documents from the FDA or any other Governmental or Regulatory Authority relating to the Products and/or arising out of the conduct of any Relmada Entity or any Person which has conducted or is conducting any feasibility, preclinical, clinical or other study, test or trial for or on behalf of any Relmada Entity or any such study, test or trial that is being sponsored by any Relmada Entity or in which any Relmada Entity’s Products is participating that assert a material violation or material non-compliance with any applicable Requirements of Law (including, without limitation, those of the FDA).

3.23.9.     In addition:

(a)           no Relmada Entity has made, or to the knowledge of the Company, any other Person that manufactures, tests or distributes any Product has made, with respect to any Product, an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental or Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental or Regulatory Authority;

(b)           to the knowledge of the Company, no officer, employee or agent of any Relmada Entity has made and, no officer, employee or agent of any other Person that manufactures, tests or distributes any Product has made, with respect to any Product, an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental or Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental or Regulatory Authority;

(c)           no Relmada Entity has been convicted of any crime;

(d)           to the knowledge of the Company, no officer, employee or agent of any Relmada Entity has been convicted of any felony;

(e)           no Relmada Entity or, to the knowledge of the Company, any other Person that manufactures, tests or distributes any Product has engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. §335a(b) or any similar Requirement of Law;

(f)           to the knowledge of the Company, no officer, employee or agent of any Relmada Entity, and no officer, employee or agent of any other Person that manufactures, tests or distributes any Product has engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. §335a(b) or any similar Requirement of Law; and

(g)           where and when applicable, each Relmada Entity and, to the knowledge of the Company, any other Persons that manufacture, test or distribute any Product are and have been in substantial compliance with the Medicare Anti-kickback Statute, 42 U.S.C. §1320a-7b(b) and implementing regulations codified at 42 C.F.R. §1001 and with all similar Requirements of Law.

3.23.10.   Except as set forth on Schedule 3.23.10, no Relmada Entity or, to the knowledge of the Company, any other Person that manufactures, tests or distributes any Product, received any notice, correspondence or any other communication that the FDA or any other Governmental or Regulatory Authority has commenced, or threatened to initiate, any action to place a clinical hold on a clinical investigation of any Product, withdraw its approval that clinical investigations of any Product proceed or request the recall of any Product, or commenced, or overtly threatened to initiate, any adverse regulatory action against any Relmada Entity, the Person who manufactures, test or distributes the Product, or any of their respective agents, licensees or contract research organizations.

3.24.        Environmental and Safety Laws.  Neither the Company nor any Relmada Entity has caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise, except in compliance with all applicable Environmental Laws.  To the best of the Company’s knowledge, each Relmada Entity and the operation of its business are in compliance with all applicable Environmental Laws.  To the best of the Company’s knowledge, all of the Leased Real Property and all other real property which any one or more Relmada Entities occupy (the “Premises”) is in compliance with all applicable Environmental Laws and Orders or directives of any Governmental or Regulatory Authority having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or Orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.  Each Relmada Entity and the operation of its business is and has been in compliance with all applicable Environmental Laws.  To the knowledge of the Company, there have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, any Order, any remedial or responsive action, or any investigation or study involving or relating to any Relmada Entity, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substance.  To the knowledge of the Company, (a) there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Leased Real Property, (b) there are no polychlorinated byphenyls (PCBs) present, in use or stored on any of the Leased Real Property, and (c) no radon gas or the presence of radioactive decay products of radon are present on, or underground at any of the Leased Real Property at levels beyond the minimum safe levels for such gas or products prescribed by applicable Environmental Laws.  Each Relmada Entity has obtained and is maintaining in full force and effect all necessary Permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such Permits, licenses and approvals.  No Relmada Entity has caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to the knowledge of the Company, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance.

3.25.        Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit

3.26.        Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchasers contained in the subscription agreements entered into by each Purchaser in connection with this Agreement, the offer, sale and issuance of the Common Stock and the Warrants will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will be exempt from registration and qualification) under applicable state securities laws.

3.27.        Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, is, as of each Closing Date, true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

3.28.        Minute Books.  A copy of the minute books of the Relmada Entities was made available to the Purchasers for inspection, which contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since May 24, 2004, and accurately reflect all actions taken by the directors (and any committee of the directors) and stockholders with respect to all transactions referred to in such minutes.

3.29.        Insurance.  Schedule 3.29 sets forth, by Relmada Entity, a list of all policies or binders of fire, casualty, liability, product liability, worker’s compensation, vehicular or other insurance held by the Relmada Entities concerning its assets and/or its businesses (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $5,000).  Such policies and binders are valid and in full force and effect.  No Relmada Entity is in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim of which it has notice under any such policy or binder in a timely fashion.  No Relmada Entity has received or given a notice of cancellation or non-renewal with respect to any such policy or binder.  None of the applications for such policies or binders contain any material inaccuracy, and all premiums for such policies and binders have been paid when due.  No Relmada Entity has knowledge of any state of facts or the occurrence of any event that could reasonably be expected to form the basis for any claim against it not fully covered by the policies referred to on Schedule 3.29.  No Relmada Entity has received written notice from any of their respective insurance carriers that any insurance premiums will be materially increased after the applicable Closing Date or that any insurance coverage listed on Schedule 3.29 will not be available after such Closing Date on substantially the same terms as now in effect.

3.30.        Investment Company Act.  Neither the Company nor any Relmada Entity is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.31.        Foreign Payments; Undisclosed Contract Terms.

3.31.1.     To the knowledge of the Company, no Relmada Entity has made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations promulgated thereunder.

3.31.2.     To the knowledge of the Company, there are no understandings, arrangements, agreements, provisions, conditions or terms relating to, and there have been no payments made to any Person in connection with any agreement, Contract, commitment, lease or other contractual undertaking of any Relmada Entity which are not expressly set forth in such contractual undertaking.

3.32.        No Broker.  Other than commissions (including fees, expenses and warrants) payable to the Placement Agent as set forth in the Memorandum, the Company nor Relmada Entity has employed any broker or finder, or incurred any liability for any brokerage or finders fees in connection with the sale of the Units, or the Common Stock and Warrants underlying the Units pursuant to this Agreement or the other Transaction Documents.

3.33.        Compliance with Laws.  The Company nor Relmada Entity is in violation of, or in default under, any Requirement of Law applicable to such Relmada Entity, or any Order issued or pending against such Relmada Entity or by which such Relmada Entity or any of such Relmada Entities’ properties are bound, except for such violations or defaults that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

3.34.        No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

3.35.        Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

3.36.        No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.  The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

3.37.        Foreign Corrupt Practices.  Neither the Company nor any Relmada Entity, nor to the knowledge of the Company or any Relmada Entity, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.38.        Stock Option Plans. Except as set forth on Schedule 3.37, each stock option granted by the Company under the Company’s stock option plan was granted (i) in accordance with the terms of the Company’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

3.39.        Office of Foreign Assets Control.  Neither the Company nor any Subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

3.40.        U.S. Real Property Holding Corporation.  The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

3.41.        Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

3.42.        Bad Actor Disqualification

(a)       No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act ("Regulation D Securities"), none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Placement Agent and the Subscriber a copy of any disclosures provided thereunder.

(b)       Other Covered Persons. The Company is not aware of any person that (i) has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities and (ii) who is subject to a Disqualification Event.

(c)       Notice of Disqualification Events. The Company will notify the Placement Agent in writing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person, prior to any Closing of this Offering.

3.43.        Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

3.44.        Sarbanes-Oxley; Internal Accounting Controls.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  Except as disclosed in the Company’s SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Company’s SEC Reports, the Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

3.45.        Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.46.        Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

3.47.        DTC Status. The Company’s transfer agent (the “Transfer Agent”) is a partial member participant of the Depository Trust Company Automated Securities Transfer Program.  The Company's Common Stock is currently eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.

4.            REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

4.1.          Each of the Purchasers hereby severally, and not jointly, represents and warrants to the Company that each such Purchaser’s representations in the subscription agreement entered into in connection with this Agreement are true and correct as of the Closing.

5.            CONDITIONS TO THE CLOSING.

5.1.          Conditions to Purchasers’ Obligations at the Closings.  The obligations of the Purchasers to consummate the transactions contemplated herein to be consummated at the Initial Closing and of the Subsequent Closing, as the case may be, are subject to the satisfaction, on or prior to the date of such Closing, of the conditions set forth below and applicable thereto, which satisfaction shall be determined, or may be waived in writing, by the Purchasers or Subsequent Closing Purchasers, as the case may be, who are entitled to purchase at least a majority of the Common Stock to be purchased at such Closing:

5.1.1.           Representations and Warranties; Performance of Obligations.  Each of the representations and warranties of the Company contained herein shall be true and correct on and as of the Initial Closing Date.  As of the Initial Closing, the Company shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Initial Closing Date.  As to the Subsequent Closings, each of the representations and warranties of the Company contained herein shall be true and correct on and as of the Subsequent Closing Date, as qualified by any updated set of Schedules delivered at least five (5) days in advance of the Subsequent Closing to the Subsequent Closing Purchasers participating in the Subsequent Closing.  As to the Subsequent Closings, the Company shall have performed and complied with the covenants and provisions of this Agreement and the other Transaction Documents required to be performed or complied with by it at or prior to the Subsequent Closing Date.  At each Closing, the Purchasers participating in such Closing shall have received certificates of the Company dated as of the date of such Closing, signed by the president or chief executive officer of the Company, certifying as to the fulfillment of the conditions set forth in this Section 5.1 and the truth and accuracy of the representations and warranties of the Company contained herein (as qualified by the most recently delivered Schedules) as of the Initial Closing Date and, as to each Subsequent Closing, the Subsequent Closing Date.

5.1.2.           Issuance in Compliance with Laws.  The sale and issuance of the Units shall be legally permitted by all laws and regulations to which any of the Purchasers and the Company are subject.

5.1.3.           Filings, Consents, Permits, and Waivers.  The Company and the Purchasers shall have made all filings and obtained any and all Consents, Permits, waivers and Regulatory Approvals necessary for consummation of the transactions contemplated by the Agreement and the other Transaction Documents, except for such filings as are not due to be made until after the applicable Closing.

5.1.4.           Reservation of Warrant Shares.  The Warrant Shares shall have been duly authorized and reserved for issuance by the Board of Directors.

5.1.5.           2014 Unit Investor Rights Agreement.  Concurrently with the issuance of the Units occurring at the Initial Closing, the 2014 Unit Investor Rights Agreement, substantially in the form attached hereto as Exhibit G (the “Investor Rights Agreement”), shall have been executed and delivered by the Company and each Purchaser.

5.1.6.           Lock-Up Agreements.  The officers and directors of the Company, and each stockholder of the Company owning 7.5% or more (giving effect to the conversion or exercise of all convertible securities held by each such stockholder) of the issued and outstanding Common Stock as of the date of such Closing (but not including any Purchaser of Units), and any other controlling persons, and the Placement Agent, shall have executed a form of lock-up agreement reasonably satisfactory to the Placement Agent and the Company whereby each such person agrees not sell or otherwise transfer any shares of the Company  owned by such person until (i) the date that is the earlier of twelve (12) months from May 20, 2014 (the closing date of the Reverse Merger); or (ii) six (6) months following the effective date of the Registration Statement (as defined in the Investor Rights Agreement).  Further, the Chief Executive Officer of the Company agrees not to sell or otherwise transfer any shares of Common Stock until three months after the Company up-lists its common stock to a U.S. national senior stock exchange, such as, but not limited to, NASDAQ or NYSE MKT.

5.1.7.           Legal Opinion.  At each Closing, the Placement Agent and the Purchasers or the Subsequent Closing Purchasers, as the case may be, shall have received a legal opinion addressed to each of them, dated as of such Closing Date, substantially in the form attached hereto as Exhibit C from Hiscock & Barclay, LLP.

5.1.8.           Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closings and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers or the Subsequent Closing Purchasers, as the case may be, and their counsel, and the Purchasers or the Subsequent Closing Purchasers, as the case may be, and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.1.9.           Proceedings and Litigation.  No action, suit or proceeding shall have been commenced by any Person against any party hereto seeking to restrain or delay the purchase and sale of the Units or the other transactions contemplated by this Agreement or any of the other Transaction Documents.

5.1.10.         No Material Adverse Effect.  As to the Subsequent Closing, since the Initial Closing Date, there shall not have occurred any effect, event, condition or circumstance (including, without limitation, the initiation of any litigation or other legal, regulatory or investigative proceeding) that individually or in the aggregate, with or without the passage of time, the giving of notice, or both, that has had, or could reasonably be expected to have, a Material Adverse Effect or which could adversely affect the Company’s ability to perform its respective obligations under this Agreement or any of the other Transaction Documents.

5.1.11.         Updated Disclosures.  As to the Subsequent Closing, the Company must have delivered to the Purchasers an updated set of Schedules in accordance with Section 5.1.1 and such updated Schedules do not reveal any information or the occurrence, since the Initial Closing Date, of any effect, event, condition or circumstance, which individually, or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect and do not include any state of facts that occur as a result of the breach by the Company of any of its obligations under this Agreement or any of the other Transaction Documents.

5.1.12.         Payment of Purchase Price.  As to the Initial Closing, each Purchaser shall have delivered to the Company the total purchase price to be paid for such Purchaser’s Initial Units, in the amount set forth opposite such Purchaser’s name on Exhibit A, As to each Subsequent Closing, each Subsequent Closing Purchaser shall have delivered to the Company the total purchase price to be paid for such Subsequent Closing Purchaser’s Subsequent Units.

5.1.13.         Delivery of Documents at the Initial Closing.  The Company shall have executed and delivered the following documents, on or prior to the Initial Closing Date:

   (a)           Certificates.  A certificate from an officer of the Company certifying that certificates representing the Common Stock to be purchased and sold on the Initial Closing Date will be delivered to the holders within five business days of the applicable closing;

   (b)           Warrants:  Executed Warrants, in substantially the form of Exhibits B-1 and B-2, for the Warrants to be issued on the Initial Closing Date;

   (c)            Legal Opinion.  The legal opinion required by Section 5.1.7 hereof; and

   (d)           Secretary’s Certificate.  A certificate of the Secretary of the Company (i) attaching and certifying as to the Certificate, (ii) attaching and certifying as to the Bylaws of the Company in effect at the Initial Closing, (iii) attaching and certifying as to copies of resolutions by the Board of Directors of the Company authorizing and approving this Agreement and the other Transaction Documents and the transactions contemplated hereby (collectively, the “Minutes”); and (iv) certifying as to the incumbency of the officers of the Company executing this Agreement and the other Transaction Documents.

5.1.14.         Delivery of Documents at the Subsequent Closing.  At the Subsequent Closing, the Company shall deliver, or shall cause to be delivered to the Subsequent Closing Purchasers the following documents, to be held in escrow pending the completion of the Subsequent Closing:

    (a)           Certificates.  Certificates representing the Common Stock to be purchased and sold on the Subsequent Closing Date bearing the legends required to be placed on such certificates pursuant to the Transaction Documents;

    (b)          Warrants:  Executed Warrants, in substantially the form of Exhibits B-1 and B-2, for the Warrants to be issued on the Subsequent Closing Date;

    (c)           Compliance Certificate.  The certificate required by Section 5.1.15(e) hereof certifying that all representations and warranties made by the Company as of the Subsequent Closing Date are true, complete and correct as of the Subsequent Closing Date, as qualified by the updated Schedules delivered pursuant to Section 5.1.1 and that all covenants in this Agreement and the other Transaction Documents required to be performed by the Company prior to the Subsequent Closing Date have been so performed;

    (d)           Legal Opinion.  The legal opinion required by Section 5.1.7 hereof; and.

    (e)           Secretary’s Certificate.  A Certificate of the Secretary of the Company (i) certifying that the resolutions by the Board of Directors of the Company authorizing and approving this Agreement and the other Transaction Documents delivered at the Initial Closing have not been modified in any way or rescinded and are otherwise in effect as of the Subsequent Closing, (ii) certifying as to the incumbency of the officers of the Company executing any documents contemplated by this Agreement to be executed and delivered by the Company at the Subsequent Closing, and (iii) attaching and certifying as to (x) the Certificate as in effect at the Subsequent Closing, and (y) the Bylaws of the Company in effect at the Subsequent Closing.

5.2.          Conditions to Obligations of the Company at the Closings.  The obligation of the Company to consummate the transactions contemplated herein to be consummated at the Initial Closing or the Subsequent Closing, as the case may be, is subject to the satisfaction, on or prior to the date of such Closing of the conditions set forth below and applicable thereto, any of which may be waived in writing by the Company:

5.2.1.           Representations and Warranties; Performance of Obligations.  Each of the representations and warranties of the Purchasers contained herein shall be true and correct on and as of the Initial Closing Date.  As of the Initial Closing Date, the Purchasers shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by them at or prior to the Initial Closing Date.  As to the Subsequent Closing, each of the representations and warranties of the Purchaser(s) contained herein shall be true and correct on and as of the Subsequent Closing Date.  As to the Subsequent Closing, the Subsequent Closing Purchaser(s) shall have performed and complied with the covenants and provisions of this Agreement required to be performed and complied with by them at or prior to the Subsequent Closing Date.

5.2.2.           Proceedings and Litigation.  No action, suit or proceeding shall have been commenced by any Governmental Authority against any party hereto seeking to restrain or delay the purchase and sale of the Common Stock or the other transactions contemplated by this Agreement.

5.2.3.           Qualifications.  All Permits, if any, that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be obtained and effective as of the Initial Closing or Subsequent Closing, as applicable.

6.           COVENANTS OF THE PARTIES.

6.1.          Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, the parties to this Agreement shall use their respective good faith commercially reasonable efforts to take, or cause to be taken, without any party being obligated to incur any material internal costs or make any payment or payments to any third party or parties which, individually or in the aggregate, are material and are not otherwise legally required to be made, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable for such party to consummate and make effective, in the most expeditious manner practicable, each Closing and the other transactions contemplated hereunder.

6.2.          Post-Closing Filings.  In connection with each Closing, the Company and the Purchasers, if applicable, agree to file all required forms or filings under applicable securities laws.

7.           INDEMNIFICATION AND EXPENSES.

7.1.          The Company Indemnification.  The Company shall indemnify and hold harmless each Purchaser and any of such Purchaser’s Affiliates and any Person which controls, is controlled by, or under common control with (within the meaning of the Securities Act) such Purchaser or any such Affiliate, and each of their respective directors and officers, and the successors and assigns and executors and estates of any of the foregoing (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against all Indemnified Losses imposed upon, incurred by, or asserted against any of the Indemnified Parties resulting from, relating to or arising out of:

7.1.1.           any representation or warranty made in this Agreement or any of the other Transaction Documents or in any certificate or other instrument delivered by or on behalf of the Company not being true and correct in any material respect when made;

7.1.2.           any breach or non-fulfillment of any covenant or agreement to be performed by the Company under this Agreement or the other Transaction Documents;

7.1.3.           any third party action or claim against any Indemnified Party arising out of any misrepresentation or breach described in Section 7.1.1 or Section 7.1.2; or

7.1.4.           any third party action or claim relating in any way to the Indemnified Party’s status as a security holder of the Company, as a Person which controls, is controlled by or under common control with (within the meaning of the Securities Act) any such Indemnified Party or as a director or officer of any of the foregoing (including, without limitation, any and all Indemnifiable Losses arising under the Securities Act, the Securities Exchange Act of 1934, as amended, or similar securities law, or any other Requirements of Law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by such Indemnified Party as a security holder; provided that the Company shall not be obligated to indemnify or hold harmless any Indemnified Party under this Section 7.1.4 against any Indemnified Losses resulting from or arising out of any such action or claim if it has been adjudicated by a final and non-appealable determination of a court or other trier of fact of competent jurisdiction that such Indemnified Losses were the result of (a) a breach of such Indemnified Party’s fiduciary duty, (b) any action or omission made by the Indemnified Party in bad faith, (c) such Indemnified Party’s willful misconduct, or (d) any criminal action on the part of such Indemnified Party.

7.2.           Attorneys’ Fees and Expenses.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or the 2014 Investor Rights Agreement (Exhibit D), the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

8.             MISCELLANEOUS.

8.1.           Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.  This Agreement shall be governed in all respects by the laws of the State of New York without regard to the conflict of laws principles of the State of New York or any other jurisdiction.  No suit, action or proceeding with respect to this Agreement or any of the Transaction Documents may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement or any of the Transaction Documents and for any counterclaim therein.

8.2.           Survival of Representations and Warranties.  The representations and warranties made by the Company and the Purchasers herein at each Closing shall survive such Closing for a period of twelve (12) months.  All statements contained in any certificate or other instrument delivered by or on behalf of any party to this Agreement, pursuant to or in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents shall be deemed to be representations and warranties made by such party as of the date of such certificate or other instrument.

8.3.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party.  Notwithstanding the foregoing (a) any Purchaser may assign or transfer, in whole or, from time to time, in part, the right to purchase all or any portion of the Units to one or more of its Affiliates (subject to Affiliate qualification as an Accredited Investor) (b) subject to the terms and conditions of the Stockholders Agreement, from and after the Initial Closing Date, any Purchaser or other holder of Common Stock may assign, pledge or otherwise transfer, in whole or from time to time in part, its rights hereunder to any Person who acquires any interest in any Common Stock and (c) any Purchaser may assign or transfer any of its rights or obligations under this Agreement, in whole or from time to time in part, to the Company or any other Purchaser or any Affiliate of any other Purchaser.  As a condition of any transfer pursuant to this Section 8.3, the transferee must agree in writing for the benefit of all parties to this Agreement (which writing shall be in form and substance reasonably acceptable to all parties to this Agreement) to be bound by the terms and conditions of this Agreement and all other Transaction Documents with respect to any Common Stock being transferred hereunder.

8.4.           Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the other Transaction Documents and each of the Exhibits delivered pursuant thereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof and no party hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.5.           Severability.  If any provision of the Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.6.           Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Purchasers (and, to the extent of any assignment under Section 8.3 hereof, their respective permitted assigns and any permitted assigns thereof) holding a majority of the voting power of the then outstanding Common Stock and Warrant Shares purchased under this Agreement held by such holders, with each outstanding share of Common Stock having one vote and each outstanding Warrant Share having one vote.

8.7.           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the other Transaction Documents or the Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  Any waiver or approval of any kind or character on any Purchaser’s part of any breach, default or noncompliance under this Agreement, the other Transaction Documents or under the Certificate or any waiver on such party’s part of any provisions or conditions of the Agreement, the other Transaction Documents, or the Certificate must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, the other Transaction Documents, the Certificate, or otherwise afforded to any party, shall be cumulative and not alternative.

8.8.           Notices.  All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be addressed (i) if to a Purchaser, at such Purchaser’s address, fax number or email address, as furnished to the Company on the signature page below or as otherwise furnished to the Company by the Purchaser in writing, or (ii) if to the Company, to the attention of the President at such address, fax number or email address furnished to the Purchasers on the signature page below or as otherwise furnished by the Company in writing, and shall be made or sent by a personal delivery or overnight courier, by registered, certified or first class mail, postage prepaid, or by facsimile or electronic mail with confirmation of receipt, and shall be deemed to be given on the date of delivery when made by personal delivery or overnight courier, 48 hours after being deposited in the U.S. mail, or upon confirmation of receipt when sent by facsimile or electronic mail.  Any party may, by written notice to the other, alter its address, number or respondent, and such notice shall be considered to have been given three (3) days after the overnight delivery, airmailing, faxing or sending via e-mail thereof.

8.9.           Expenses.  The Company shall pay all costs and expenses that it incurs with respect to the preparation, negotiation, execution, delivery and performance of this Agreement, including, without limitation, any costs and expenses of its counsel.  The Company shall pay the reasonable fees and expenses of independent counsel for the Placement Agent with respect to the negotiation and execution of this Agreement and the other Transaction Documents.

8.10.         Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.11.         Counterparts; Execution by Facsimile Signature.  This Agreement may be executed in any number of counterparts (including execution by facsimile), each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s) which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.

8.12.         Acknowledgment.  Any investigation or other examination that may have been made at any time by or on behalf of a party to whom representations and warranties are made in this Agreement or in any other Transaction Documents shall not limit, diminish, supersede, act as a waiver of, or in any other way affect the representations, warranties and indemnities contained in this Agreement and the other Transaction Documents, and the respective parties may rely on the representations, warranties and indemnities made to them in this Agreement and the other Transaction Documents irrespective of and notwithstanding any information obtained by them in the course of any investigation, examination or otherwise, whether before or after any Closing.

8.13.         Publicity.  Except as otherwise required by law or applicable stock exchange rules, no announcement or other disclosure, public or otherwise, concerning the transactions contemplated by this Agreement shall be made, either directly or indirectly, by any party hereto which mentions another party (or parties) hereto without the prior written consent of such other party (or parties), which consent shall not be unreasonably withheld, delayed or conditioned.

8.14.         No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

8.15.         Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

9.             DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings herein specified:

9.1.           “Relmada Entities” shall mean the Company and its direct and indirect Subsidiaries, collectively.

9.2.           “Relmada Entity” shall mean any Person which comprises part of the Relmada Entities.

9.3.           “Relmada Intellectual Property” shall have the meaning set forth in Section 3.13.1.

9.4.           “Affiliate” shall mean, with respect to any Person specified: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Relmada Entities of the Person specified; and (iii) the spouse, parents, children, siblings, mothers-in-law, fathers-in law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law of the Person specified, whether arising by blood, marriage or adoption, and any Person who resides in the specified Person’s home.  For purposes of this definition and without limitation to the previous sentence, (x) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (y) any Person beneficially owning, directly or indirectly, more than ten percent (10%) or more of any class of voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person.

9.5.           “Agreement” shall have the meaning set forth in the preamble to this Agreement.

9.6.           “Budget” shall have the meaning set forth in Section 3.22.

9.7.           “Certificate” shall have the meaning set forth in Section 1.1.

9.8.           “Closing” shall mean the Initial Closing or the Subsequent Closing, as applicable.

9.9.           “Code” shall have the meaning set forth in Section 3.14.2.

9.10.           “Collaborators” shall have the meaning set forth in Section 3.21.1.

9.11.           “Closing Date” shall mean the Initial Closing Date or the Subsequent Closing Date, as applicable.

9.12.           “Common Stock” shall have the meaning set forth in the Background section of this Agreement.

9.13.           “Company” shall have the meaning set forth in the preamble to this Agreement.

9.14.            “Consents” shall mean any consents, waivers, approvals, authorizations, or certifications from any Person or under any Contract, Organizational Document or Requirement of Law, as applicable.

9.15.           “Contracts” shall mean any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral.

9.16.           “Warrant Shares” shall have the meaning set forth in Section 1.1.

9.17.           “Copyrights” shall mean all copyrights, copyrightable works, mask works and databases, including, without limitation, any computer software (object code and source code), Internet web-sites and the content thereof, and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto, and all moral rights thereto under the laws of any jurisdiction.

9.18.           “Employees” shall have the meaning set forth in 3.17.1.

9.19.           “Employee Benefit Plans” shall have the meaning set forth in Section 3.18.1.

9.20.           “Encumbrances” shall mean any security interests, liens, encumbrances, pledges, mortgages, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever.

9.21.           “Environmental Laws” shall mean any Federal, state or local law or ordinance or Requirement of Law or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.

9.22.           “ERISA” shall have the meaning set forth in Section 3.18.1.

9.23.           “FDA” shall have the meaning set forth in Section 3.20.1.

9.24.           “Final Closing” shall mean the last Closing under this Agreement.

9.25.           “Financial Statements” shall have the meaning set forth in Section 3.8.

9.26.           “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

9.27.           “Hazardous Substances” shall mean oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

9.28.           “Indemnified Losses” shall mean all losses, Liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses arising out of any third party claim or action against an Indemnified Party, including, without limitation, the actual costs paid in connection with an Indemnified Party’s investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Indemnified Party’s enforcement of the indemnification provisions of Section 7 of this Agreement.

9.29.           “Indemnified Party” shall have the meaning set forth in Section 7.1.

9.30.            “Initial Closing” shall have the meaning set forth in Section 2.1.

9.31.           “Initial Closing Date” shall have the meaning set forth in Section 2.1.

9.32.           “Initial Units” shall have the meaning set forth in Section 2.1.

9.33.           “Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology, trade secrets, know-how, inventions, methods, techniques and other intellectual property.

9.34.           "Investor Rights Agreement” shall have the meaning set forth in Section 5.1.5.

9.35.           “Leased Real Property” shall have the meaning set forth in Section 3.20.

9.36.           “Legal Proceeding” shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

9.37.           “Liabilities” shall mean all obligations and liabilities including, without limitation, direct or indirect indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, or responsibilities, in any of the foregoing cases, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured.

9.38.           “Licensed Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, know-how, inventions, methods, techniques and other intellectual property any one or more Relmada Entities have or has the right to use in connection with its business or their respective businesses, as applicable, pursuant to license, sublicense, agreement or permission.

9.39.           “Material Adverse Effect” shall have the meaning set forth in Section 3.9.

9.40.           “Material Contract” shall have the meaning set forth in Section 3.10.1.

9.41.           “Order” shall mean any judgment, order, writ, decree, stipulation, injunction or other determination whatsoever of any Governmental or Regulatory Authority, arbitrator or any other Person whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final and whether voluntarily imposed or consented to).

9.42.            “Owned Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology, trade secrets, know-how, inventions, methods, techniques and other intellectual property owned by the Company or any of its Subsidiaries.

9.43.           “Patents” shall mean patents and patent applications (including, without limitation, provisional applications, utility applications and design applications), including, without limitation, reissues, patents of addition, continuations, continuations-in-part, substitutions, additions, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, any foreign or international equivalent of any of the foregoing, and any domestic or foreign patents or patent applications claiming priority to any of the above.

9.44.           “Permits” shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, Orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to the Business.

9.45.           “Per Unit Purchase Price” shall have the meaning set forth in Section 1.2.

9.46.           “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or Governmental or Regulatory Authority.

9.47.           “Placement Agent” shall mean Laidlaw & Company (UK) Ltd.

9.48.            “Premises” shall have the meaning set forth in Section 3.24.

9.49.           “Products” shall have the meaning set forth in Section 3.10.1(c).

9.50.            “Purchasers” and “Purchaser” shall have the meaning set forth in the preamble to this Agreement.

9.51.           “Real Property Leases” shall have the meaning set forth in Section 3.20.

9.52.            “Regulatory Approvals” shall mean all Consents from all Governmental or Regulatory Authorities.

9.53.           “Requirement of Law” shall mean any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, and any Order.

9.54.           “Schedules” shall have the meaning set forth in the preamble to Section 3.

9.55.           “Securities Act” shall have the meaning set forth in Section 3.26.

9.56.            “Statement Date” shall have the meaning set forth in Section 3.8.

9.57.           “Subsequent Closing” shall mean the funding which occurs on the Subsequent Closing Date.

9.58.           “Subsequent Closing Date” shall mean the date that the Company selects by not less than 10 days’ prior written notice to the Subsequent Closing Purchasers or such other date as the Company and the Subsequent Closing Purchasers who are entitled to purchase at least a majority of the Subsequent Common Stock to be purchased at the Subsequent Closing may mutually agree in writing.

9.59.           “Subsequent Closing Purchaser” shall have the meaning set forth in Section 1.3.

9.60.           “Subsequent Units” shall have the meaning set forth in Section 2.2.

9.61.           “Subsidiaries” and “Relmada Entities” shall mean, with respect to any Person (including the Company), any corporation, partnership, association or other business entity of which more than 50% of the issued and outstanding stock or equivalent thereof having ordinary voting power is owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries of such Person.

9.62.           “Suppliers” shall have the meaning set forth in Section 3.21.2.

9.63.           “Tax Returns” shall mean any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed in connection with the calculation, assessment or collection of any Taxes or, when none is required to be filed with a taxing authority, the statement or other document issued by, a taxing authority.

9.64.           “Taxes” shall mean (i) any tax, charge, fee, levy or other assessment including, without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign Governmental or Regulatory Authority, domestic or foreign or (ii) any Liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation §1.1502-6 or comparable Requirement of Law.

9.65.            “Trademarks” shall mean trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, uniform resource locators (URLs), domain names, trade dress, any other names and locators associated with the Internet, other source of business identifiers, whether registered or unregistered and whether or not currently in use, and registrations, applications to register and all of the goodwill of the business related to the foregoing.

9.66.           “Transaction Documents” shall mean this Agreement, the Subscription Agreement, the 2014 Investor Rights Agreement, the Series A Warrant, the Series B Warrant, the 2012 Investor Rights Agreement, the Share Exchange Agreement, the Company’s Powerpoint Presentation, dated May 1, 2014 and all other documents, certificates and instruments executed and delivered at any Closing.

9.67.           “Units” shall have the meaning set forth in the recitals to this Agreement and further defined in Section 1.1 herein.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:CAMP NINE, INC.

By:  /s/ Sergio Traversa
Name:  Sergio Traversa
Title:    Chief Executive Officer

Address:   501 Fifth Avenue, 14th Floor
                   New York, NY 10036

Tel:  _______________
Fax:  _______________
email:  straversa@Relmada.com

PURCHASERS:

The Purchasers set forth on Exhibit A to the Agreement have executed a Subscription Agreement with the Company which provides, among other things, that by executing the Subscription Agreement each Purchaser is deemed to have executed the UNIT PURCHASE AGREEMENT in all respects and is bound to purchase the Units set forth in such Subscription Agreement and Exhibit A to the Agreement.

DISCLOSURE SCHEDULES

UNIT PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

Initial Closing

Name of Purchaser	Initial Units	Common Stock	A Warrant Common Stock	B Warrant Common Stock	Total Purchase Price Amount
$
TOTAL: $

Subsequent Closing

Name of Subsequent Closing Purchaser	Subsequent Units	Common Stock	A Warrant Common Stock	B Warrant Common Stock	Total Purchase Price Amount
TOTAL: $

EXHIBIT B-1

FORM OF A WARRANT

EXHIBIT B-2

FORM OF B WARRANT

EXHIBIT C

FORM OF LEGAL OPINION

EXHIBIT D

FORM OF 2014 INVESTOR RIGHTS AGREEMENT